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Filed Pursuant to Rule 424(b)(3)
File No. 333-191913

        CAREY WATERMARK INVESTORS INCORPORATED

Prospectus Supplement No. 4 Dated July 29, 2014
To Prospectus Dated April 30, 2014

        This prospectus supplement (the "Prospectus Supplement") is part of, and should be read in conjunction with, the prospectus of Carey Watermark Investors Incorporated, dated April 30, 2014 (as amended or supplemented, the "Prospectus"). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Carey Watermark Investors Incorporated upon request.

RECENT DEVELOPMENTS

Suitability Standards

        The first sentence in the third paragraph in the "Suitability Standards" section on page i of our Prospectus is superseded in its entirety by the following and is also incorporated in the order form:

Alabama, California, Iowa, Kansas, Kentucky, Maine, Massachusetts, Michigan, Nebraska, New Jersey, New Mexico, North Dakota, Ohio, Oregon, Pennsylvania and Tennessee have established suitability standards in addition to those we have established.

        The first paragraph in the "Suitability Standards" section on page ii of our Prospectus is superseded in its entirety by the following and is also incorporated in the order form:

        Oregon and Tennessee — Investors must also have a liquid net worth of at least ten times their investment in CWI.

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  Filed Pursuant to Rule 424(b)(3) File No. 333-191913
RECENT DEVELOPMENTS